UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2012

SANTARUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50651	33-0734433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3721 Valley Centre Drive, Suite 400, San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 11, 2012, Santarus, Inc. (“Santarus” or the “Company”) issued a press release announcing positive top-line results from the phase III clinical study to evaluate the safety and efficacy of rifamycin SV MMX® for the treatment of patients with travelers’ diarrhea. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The study results show that rifamycin SV MMX met the primary endpoint of reducing time to last unformed stool (“TLUS”) in patients with travelers’ diarrhea. Santarus has licensed rights to develop and commercialize rifamycin SV MMX in the U.S. from Cosmo Technologies Limited (“Cosmo”).

In the intent-to-treat (“ITT”) population (n=264), the median TLUS was 46.0 hours for rifamycin SV MMX (n=199) compared with 68.0 hours for placebo (n=65), p = 0.0008. Results in the per protocol population (n=240) were similar to the ITT population.

Rifamycin SV MMX was generally well tolerated in this phase III clinical study and the frequency of treatment emergent adverse events was similar to placebo. The most frequent treatment emergent adverse events experienced by ≥ 2% of patients in either treatment group were: headache (8.0% in active arm and 9.2% in the placebo arm), diarrhea (5.0% in the active arm and 9.2% in the placebo arm), infectious diarrhea (5.0% in the active arm and 7.7% in the placebo arm), constipation (3.5% in the active arm and 1.5% in the placebo arm), amoebic dysentery (0% in the active arm and 3.1% in the placebo arm) and gastrointestinal infection (0% in the active arm versus 3.1% in the placebo arm). There were three patients who experienced serious adverse events, all of which were assessed by the investigator as not related to the study drug. One patient in the placebo group developed clostridium difficile colitis and two patients in the rifamycin SV MMX group experienced a total of three adverse events: neuroblastoma, abdominal pain and vomiting. Santarus expects additional data from this clinical study will be presented at an appropriate medical meeting in 2013.

Rifamycin SV MMX Phase III Study Design

The phase III clinical study enrolled 264 patients, 65 patients on placebo and 199 patients on rifamycin SV MMX, in an international multicenter, randomized, double-blind, placebo-controlled trial to assess the efficacy and safety of rifamycin SV MMX. The dosing regimen was 400 mg (two oral tablets of 200 mg each) taken twice daily (800 mg total daily dose) of rifamycin SV MMX or placebo for three days in the treatment of patients with travelers’ diarrhea. The primary endpoint of TLUS was defined as the time (hours) between the administration of the first dose of study drug and the time that the last unformed stool was passed before the start of clinical cure. Clinical cure was defined in the study protocol as:

•

The passage of two or fewer soft stools and no watery stools, no fever (>100.4°F or 38°C), and no symptoms of enteric infection (other than mild excess gas/flatulence) during a 24-hour interval in the 120-hour data collection period after the first dose of study drug; or

•

The passage of no stools or only formed stools and no fever during a 48-hour interval in the 120-hour data collection period after the first dose of study drug, with or without other signs of symptoms of enteric infection.

Dr. Falk Phase III Clinical Study

Dr. Falk Pharma GmbH, Cosmo’s European development partner, is conducting a second phase III clinical study to evaluate the efficacy of rifamycin SV MMX versus ciprofloxacin on the primary endpoint of TLUS in patients with travelers’ diarrhea. This non-inferiority study is expected to enroll approximately 1,000 patients and to be completed in mid-2013. Assuming positive results in the second phase III clinical study, Santarus and Dr. Falk plan to share the clinical data from their respective phase III studies for inclusion in each company’s regulatory submissions.

Forward-Looking Statements

Santarus cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Forward-looking statements include statements regarding: the timing of the Dr. Falk phase III clinical study of rifamycin SV MMX and the potential for ultimate U.S. Food and Drug Administration (“FDA”) approval. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any plans will be achieved. Actual results may differ materially from those set forth in this report due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully develop rifamycin SV MMX in a timely manner or at all; whether the Dr. Falk phase III clinical study is completed in a timely and successful manner; whether Santarus is able to obtain regulatory approval for rifamycin SV MMX in a timely manner or at all, including whether the FDA agrees with the clinical interpretation of the results and the conduct of the studies; risks associated with the license agreement with Cosmo relating to rifamycin SV MMX, including the potential for termination of the agreement; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy; the scope and validity of patent protection for rifamycin SV MMX; other difficulties or delays in development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated September 11, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: September 11, 2012	By:	/s/ Gerald T. Proehl
Name: Gerald T. Proehl
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 11, 2012